Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of PropertyGuru Group Limited of our report dated September 17, 2021, except for the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is December 7, 2021, relating to the financial statements of PropertyGuru Pte. Ltd., which appears in the Registration Statement on Form F-4 (No. 333-261517) of PropertyGuru Group Limited. We also consent to the reference to us under the heading “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP
Singapore
March 23, 2022